Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Tuesday, March 8 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/949-8476 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21512087 (through March 15)

Carmike Cinemas Reports 2010 Q4 Adjusted Net Income Per Share of $0.09 and

Adjusted EBITDA of $18.1 Million

Receives $30 Million Payment from Screenvision

COLUMBUS, GA - March 8, 2011 - Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three months and year ended December 31, 2010, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2010	2009	2010	2009
Total revenue	$115.9	$137.1	$491.3	$513.0
Operating income	5.9	18.2	24.1	22.3
Interest expense	8.5	7.7	36.0	33.1
Theatre level cash flow (1) (2)	22.0	31.0	82.2	95.2
Net (loss) income	(3.1)	6.4	(12.6)	(15.4)
Adjusted net income (loss) (1) (2)	1.1	6.7	(0.8)	7.6
Adjusted EBITDA (1) (2)	18.1	26.6	64.6	79.1

(in millions)	Dec. 31, 2010	Dec. 31, 2009
Total debt (1)	$353.4	$369.1
Net debt (1)	$340.3	$343.4

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income and adjusted net income (loss) to net income (loss) for the three and twelve months ended December 31, 2010 and 2009, as well as a schedule of total debt and net debt as of December 31, 2009 and 2010, are included in the supplementary tables accompanying this news announcement.
(2)	Theatre level cash flow, adjusted net income (loss) and adjusted EBITDA exclude impairment of long lived-assets, loss on extinguishment of debt, separation agreement charges, discontinued operations, and with respect to theatre level cash flow, general and administrative expenses, as well as the impact of recording $1 million of sales and use taxes during the twelve month period ending December 31, 2010 identified as a result of an audit. The underpayment of such taxes occurred primarily in 2005 and 2006.

“The fourth quarter posed a significant headwind, both literally and figuratively as we coped with severe weather conditions as well as a slate of movies that did not live up to expectations,” stated Carmike Cinemas President and Chief Executive Officer David Passman. “This together with a tough comparison against the fourth quarter of 2009, which set an all time record at the box office, resulted in decreased revenues and earnings year over year. We were not alone, as the U.S. exhibition industry faced one of the most significant year over year declines in recent memory. Despite those difficult conditions, we are pleased to report progress on several fronts.

“Early in the quarter our long term partnership with Screenvision was not only renewed, but strengthened with Carmike receiving a significant ownership stake and a $30 million upfront payment in exchange for extending our agreement. We also added two Big D auditoriums during Q4, with more on the way.

“We continued our progress in per patron metrics, and are particularly pleased that Concessions and other revenue per patron was up year over year for the fourth consecutive quarter. We believe our focus on products, promotions and presentations on this important revenue measure is being rewarded with increased spending by our patrons.

“Admissions revenue per patron in the fourth quarter rose as a result of a higher ratio of premium tickets sold in 2010 compared to 2009. We remain committed to and believe that audiences appreciate and are willing to pay for a premium movie experience in our markets. Twenty seven percent of our box office revenues were from 3-D movies in the quarter, up from 19% in the final quarter of 2009. There are more than thirty 3-D movies on the schedule for 2011, up from twenty three in 2010. We plan to be ready with over 700 3-D screens, an increase of over 100 from our 2010 year end count. We remain ready for the midnight openings of blockbuster 2-D movies with an industry leading 100 percent digital first-run circuit.

“We are pleased with our cost management initiatives during a period of diminished revenues. We experienced a reduction in theatre operating costs for the quarter compared to 2009, even after taking into account the near double digit percentage increases in weather-related maintenance and utilities costs in December. Film exhibition costs, which include advertising, were down nearly 20% year over year, outpacing the reduction in admissions revenue. The reduction in cost reflects a weaker box office, more normalized film costs, and a continuing reduction in print advertising.

“Disappointing attendance has continued into the first quarter of 2011, with an industry decline at the box office of 20% through February compared to the same period in 2010. Most pundits expect this condition to continue as March 2011 will be competing with a very successful comparable, Alice in Wonderland from 2010. However, many high-profile releases are in the pipeline for the upcoming summer and the remainder of the year looks very promising. The 2011 year will likely be known more for its sequels than for its quantity of 3-D movies, but both bode well for our industry and especially well for Carmike,” concluded Mr. Passman.

THEATRE PERFORMANCE STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Average theatres	239	244	242	247
Average screens	2,237	2,277	2,266	2,285
Average attendance per screen (1)	4,952	5,946	21,140	23,070
Average admission per patron (1)	$7.08	$6.91	$6.85	$6.52
Average concessions/other sales per patron (1)	$3.39	$3.24	$3.43	$3.21
Total attendance (in thousands) (1)	11,078	13,538	47,909	52,702
Total revenue (in thousands)	$115,927	$137,066	$491,262	$512,995

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

In aggregate, Carmike’s patrons spent an average of $10.47 per visit during the fourth quarter, up 3.2 percent compared to the year-ago period. Average admissions rose 2.5 percent to $7.08, with 3-D and Big D premiums driving the year-over-year rise. Concession and other revenue per patron increased 4.6 percent to $3.39, compared to the prior year period.

Carmike Chief Financial Officer Richard B. Hare stated, “On the expense side, we made progress in driving many of our costs lower during the fourth quarter. Film exhibition costs improved 220 basis points to 52.4 percent of admissions revenues, compared to 54.6 percent a year ago. General and administrative expenses declined 11.2 percent to $3.9 million, and Carmike’s other theatre operating costs declined 3.7 percent.”

Mr. Hare continued, “Quarterly interest expense was $8.5 million, versus $7.7 million in the prior year period, due to an increase in the interest rate on our bank debt during the period. We made $25 million in bank debt prepayments during the first nine months of 2010, reducing our balance to approximately $235 million at year-end, but did not make any additional prepayments during Q4.”

Carmike received the anticipated $30 million up-front payment from Screenvison in January 2011. “As previously disclosed, in addition to the up-front cash received, we also hold an approximate 20% profits interest in the growth of Screenvision. We intend to use $15 million of these proceeds to prepay debt at the end of the first quarter. In Q4 2010, approximately half of our earnings from unconsolidated subsidiaries were from our share of Screenvision’s net income for the ‘stub’ period from mid-October when the transaction was completed, through 2010 year-end,” concluded Mr. Hare.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, sales and use tax audit assessment, and separation agreement charges related to Carmike’s former CEO. Carmike believes adjusted net income is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations

(less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax (benefit) expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as net income plus income tax benefit, interest expense, depreciation and amortization, earnings from unconsolidated subsidiaries, income (loss) from discontinued operations, loss on extinguishment of debt, separation agreement charges related to Carmike’s former CEO, gain on sale of property and equipment, sales and use tax audit assessment, and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of December 31, 2010, Carmike had 239 theatres with 2,236 screens in 36 states. Carmike’s digital cinema footprint reached 2,103 screens, including 200 theatres with 596 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding box office performance, the 3-D release schedule, fiscal year 2011 performance and the Company’s strategies and operating goals, , consumer spending preferences, sources of liquidity, and the availability of film product. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$78,345	$93,291	$327,347	$344,524
Concessions and other	37,582	43,775	163,915	168,471

Total operating revenues	115,927	137,066	491,262	512,995

Operating costs and expenses:
Film exhibition costs	41,064	50,952	180,806	190,673
Concession costs	4,115	4,489	17,950	17,362
Other theatre operating costs	48,727	50,591	211,310	209,737
General and administrative expenses	3,901	4,395	17,570	16,139
Separation agreement charges	—	—	—	5,462
Depreciation and amortization	7,993	8,275	32,017	34,216
Gain on sale of property and equipment	(18)	(147)	(667)	(425)
Impairment of long-lived assets	4,244	293	8,188	17,554

Total operating costs and expenses	110,026	118,848	467,174	490,718

Operating income	5,901	18,218	24,088	22,277
Interest expense	8,534	7,723	35,985	33,067
Loss on extinguishment of debt	—	—	2,573	—

Loss (income) from continuing operations before income tax and unconsolidated subsidiaries	(2,633)	10,495	(14,470)	(10,790)
Income tax expense (benefit)	1,252	4,129	(690)	4,319
Earnings from unconsolidated subsidiaries	901	—	1,181	—

Income (loss) from continuing operations	(2,984)	6,366	(12,599)	(15,109)
Loss (income) from discontinued operations	165	(49)	(20)	304

Net income (loss) available for common stockholders	$(3,149)	$6,415	$(12,579)	$(15,413)

Weighted average shares outstanding:
Basic	12,784	12,683	12,751	12,678
Diluted	12,784	12,596	12,751	12,678

Net income (loss) per common share (Basic and Diluted):
(Loss) income from continuing operations	$(0.23)	$0.50	$(0.99)	$(1.19)
(Loss) income from discontinued operations, net of tax	(0.01)	0.00	—	(0.03)

Net (loss) income per common share	$(0.24)	$0.50	$(0.99)	$(1.22)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net (loss) income	$(3,149)	$6,415	$(12,579)	$(15,413)
Income tax (benefit) expense	1,252	4,129	(690)	4,319
Interest expense	8,534	7,723	35,985	33,067
Depreciation and amortization	7,993	8,275	32,017	34,216

EBITDA	14,630	26,542	54,733	56,189
Earnings from unconsolidated subsidiaries	(901)	—	(1,181)	—
Income (loss) from discontinued operations	165	(49)	(20)	304
Loss on extinguishment of debt	—	—	2,573	—
Separation agreement charges	—	—	—	5,462
Gain on sale of property and equipment	(18)	(147)	(667)	(425)
Impairment of long-lived assets	4,244	293	8,188	17,554
Sales and use tax audit	—	—	1,000	—

Adjusted EBITDA	$18,120	$26,639	$64,626	$79,084

General and administrative expenses	3,901	4,395	17,570	16,139

Theatre level cash flow	$22,021	$31,034	$82,196	$95,223

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Dec. 31, 2010	Dec. 31, 2009
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,240	$4,261
Long-term debt, less current maturities	233,092	248,171
Capital leases and long-term financing obligations, less current maturities	116,036	116,684

Total debt	$353,368	$369,116
Less cash and cash equivalents	(13,066)	(25,696)

Net debt	$340,302	$343,420

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Net (loss) income	$(3,149)	$6,415	$(12,579)	$(15,413)
Impairment of long-lived assets	4,244	293	8,188	17,554
Sales and use tax audit	—	—	1,000	—
Loss on extinguishment of debt	—	—	2,573	—
Separation agreement charges	—	—	—	5,462

Adjusted net income (loss)	$1,095	$6,708	$(818)	$7,603

Weighted average shares outstanding	12,784	12,683	12,751	12,678
Adjusted net income per share (basic and diluted)	$0.09	$0.53	$(0.06)	$0.60

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